Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 29, 2021 with respect to the consolidated financial statements of Amryt Pharma plc included in the Annual Report on Form 20-F for the year ended December 31, 2020, which are incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

Grant Thornton
Dublin, Ireland
August 6, 2021